Exhibit 99.1

PRESS RELEASE
CONTACT:  MICHAEL SENKEN
 PHONE:  (770) 651-9100

Correction - MiMedx Group, Inc.

In the news release MiMedx Announces Record Second Quarter Results, issued 28-Jul-2014 by MiMedx Group, Inc over PR Newswire, we are advised by the company that under the "Highlights include section" the fourth bulletpoint should read "Company issues third quarter revenue guidance of $30 - $32 million with Operating Profit" rather than "Company issues third quarter revenue guidance of $30 - $31 million with Operating Profit" as originally issued inadvertently. Additional stylistic changes have been made as well. The complete, corrected release follows:

MIMEDX ANNOUNCES RECORD SECOND QUARTER RESULTS

Revenue Increases by 89% Over 2013 Second Quarter

MARIETTA, Georgia, July 28, 2014 (PR Newswire) - MiMedx Group, Inc. (NASDAQ: MDXG), an integrated developer, processor and marketer of patent protected regenerative biomaterials and bioimplants processed from human amniotic membrane, announced today  its results for the quarter ended June 30, 2014.

Highlights include:

•	Revenue exceeds upper end of guidance and increases by 89% over Q2 2013 to $25.6 million

•	Quarter-over-quarter revenue grew by 31%

•	Wound Care revenue increases 181% over Q2 2013 and 40% sequentially over Q1 2014

•	Company issues third quarter revenue guidance of $30- $32 million with Operating Profit

•	Company increases full year 2014 revenue guidance to $110- $115 million

•	11th consecutive quarter of meeting or exceeding revenue guidance

•	10th consecutive quarter of positive Adjusted EBITDA*

•	Adjusted EBITDA* increases by 148% over Q2 2013

•	Free cash flow positive for quarter driven by improved A/R Days Sales Outstanding

Second Quarter and Six Months Ended June 30, 2014 Results
The Company recorded record revenue for the second quarter of 2014 of $25.6 million, a $12.1 million or 89% increase over 2013 second quarter revenue of $13.5 million, and above its latest guidance range of $24 million to $25 million. The Company’s gross margins for the quarter ended June 30, 2014 were 89% as compared to 84% in the second quarter of 2013. Earnings before interest, taxes, depreciation, amortization, share-based compensation ("Adjusted EBITDA"*) for the quarter ended June 30, 2014 were $2.9 million, a $1.7 million or 148% improvement, as compared to the Adjusted EBITDA* of $1.2 million for the second quarter of 2013. The Net Loss for the second quarter of 2014 was $0.4 million or $0.00 per diluted common share, as compared to the Net Loss of $0.8 million, or $0.01 per diluted common share, in the prior year second quarter.

For the six months ended June 30, 2014, the Company recorded record revenue of $45.1 million, a $20.1 million or 80% increase over revenue of $25.1 million for the first six months of 2013. The Company's gross margins for the six months ended June 30, 2014 were 87% as compared to 84% in the same period of 2013. Adjusted EBITDA* for the six months ended June 30, 2014, were $4.9 million, a $2.6 million or 113% improvement, as compared to the Adjusted EBITDA* of $2.3 million for the first half of 2013. The Net Loss for the six months ended June 30, 2014 was $1.3 million, as compared to the Net Loss of $2.4 million in the prior year same period.

Management Commentary on Results
Parker H. “Pete” Petit, Chairman and CEO, said, “Our second quarter results were excellent. We achieved impressive top line growth and solid improvements to our bottom line. During the quarter, we twice increased our initial revenue guidance, and we ultimately

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

exceeded the $25 million upper end of our latest guidance. The second quarter marked our 11th straight quarter in which we met or exceeded our revenue forecast. Our sequential quarter-over-quarter revenue growth was extremely strong, with a $6.0 million or 31% increase over the first quarter of 2014. Second quarter positive Adjusted EBITDA* of $2.9 million is the highest in our history. We are committed to continuing our progress of period-over-period revenue growth and improvements in our profitability.”

Bill Taylor, President and COO, stated, “Our second quarter revenue growth was mainly due to growth in our wound care offering, EpiFix®, which has been used in over 40 different types of acute and chronic wounds. The sites of service for EpiFix® include in-patient diagnosis-related group ("DRG") cases, hospital outpatient cases, as well as cases performed in the physician offices. Reimbursement coverage for EpiFix® continued to expand over the quarter such that EpiFix® is eligible for coverage and reimbursement by about 200 payers, including 20 Blue Cross Blue Shield plans, all Medicare Administrative Contractors ("MACs") and over 20 state Medicare plans.”

“The revenue contribution of the additional 46 sales professionals that we added to our direct sales force during the first quarter of 2014 began to show its impact during the second quarter. The experience and relationships these new professionals have brought to the Company has been extremely complementary to the wealth of talent we had assembled prior to this latest sales expansion initiative. We expected these additions would begin impacting our growth in the second quarter, and we are very gratified that they have lived up to that expectation. Wound care sales continued to be the primary driver of the Company’s second quarter revenue growth, increasing by 181% over second quarter of 2013 and sequentially by 40% over first quarter of 2014. We expect to continue building our direct sales force to 150 or more sales professionals by the end of the year,” added Taylor.

Petit commented, “We are continuing to increase our investments in clinical trials, with several in progress with patient treatment and measurement of clinical outcomes underway and many more are in the initiation phase. Our portfolio of clinical studies, including Randomized Controlled Trials ("RCTs") and cross-over clinical studies, has been a vital factor in our rapid success in securing eligibility for reimbursement coverage from all of the MACs with jurisdictions encompassing the entire United States. The compelling results of these peer-reviewed, published clinical studies are also playing a crucial part in our on-going successes in gaining reimbursement coverage from additional commercial health plans and state Medicaid programs.”

Early in the quarter, the Company announced the receipt of four newly issued patents related to the Company’s tissue allografts derived from the placenta. This brings the Company’s total to 15 patents issued to MiMedx related to the Company’s allografts derived from the amniotic membrane. “We also have approximately 70 pending patent applications related to our amnion/chorion technology that have been filed in the United States and internationally. We remain very committed to furthering the protection of our intellectual property,” stated Petit.

“We have filed our first Investigational New Drug (“IND”) application with the Food and Drug Administration (“FDA”). As we communicated earlier, the filing of this IND is the first step in the process that we expect will culminate in at least two separate Biologics License Applications (“BLAs”) for certain indications for use of our micronized allografts. We expect other BLAs to follow at later dates. We are pleased with the pace of the progress we have made in our pursuit of the BLA regulatory pathway for certain of our micronized allografts. We have expanded our Research & Development (“R&D”) function in support of this initiative," concluded Petit.

Balance Sheet and Cash Flow
As of June 30, 2014, total assets increased by $1.3 million to $86 million, compared to $84.7 million as of December 31, 2013. Cash on hand as of June 30, 2014, was $39.2 million, a decrease of $4.9 million due primarily to our share repurchase program, as compared to $44.1 million as of December 31, 2013. Cash flow from operating activities for the quarter ended June 30, 2014 was a positive $1.2 million, due primarily to improved operating results and a significant improvement in our Days' Sales Outstanding ("DSO") in accounts receivable, as compared to a negative $.8 million in the second quarter of 2013. Free cash flow which is net cash flow from operations less net cash flow from investing activities was a positive $.4 million as compared to a negative $2.1 million in the second quarter of 2013.

During the second quarter, the Company repurchased a total of 784,200 shares for approximately $4.5 million as part of the previously announced share repurchase program.

Accounts receivable increased to $20.5 million as of June 30, 2014, from $16.1 million as of December 31, 2013. This was largely due to the higher sales volume and the buildup of the Company’s commercial wound care sales during the first quarter of 2014. DSO as of June 30, 2014 were 72 days, an improvement of 15 days from March 31, 2014, DSO of 87 days. Inventory increased approximately $349,000 to $4.2 million as of June 30, 2014, up from $3.9 million as of December 31, 2013. Total liabilities increased to $11.5 million as of June 30, 2014, from $11.1 million as of December 31, 2013. Stockholders’ equity increased by $921,000 million to $74.5 million as of June 30, 2014, from $73.6 million as of December 31, 2013.

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

 GAAP Earnings
The Company recorded a Net Loss of $0.4 million for the quarter ended June 30, 2014, or $0.00 per diluted common share, as compared to a Net Loss of $0.8 million, or $0.01 per diluted common share, for the quarter ended June 30, 2013.

For the second quarter of 2014, R&D expenses were $1.8 million or 7% of Net Sales, an increase of $0.9 million over the second quarter of 2013 R&D expenses of $0.9 million due to the acceleration of the Company’s investment in clinical trials for reimbursement and regulatory purposes.

Selling, general and administrative ("SG&A") expenses for the second quarter of 2014 were $21.2 million, a $10.3 million increase over second quarter of 2013 SG&A expenses of $10.9 million, and an increase of $5.3 million over first quarter of 2014 SG&A expenses of $15.9 million. Increases in SG&A were due to the continuation of the buildup of the Company’s direct sales force in the government accounts and commercial accounts sales channels. The full quarterly run-rate of the significant expansion of the Company’s sales force that occurred throughout the first quarter was recognized in second quarter of 2014 SG&A expenses resulting in the large sequential quarterly increase in SG&A expenses. Also impacting the sequential and prior year SG&A increases were the addition of key management and infrastructure - related resources necessary to support the Company's growth, including key resources in support of its reimbursement and regulatory activities.

Use of Non-GAAP Financial Measures
Management has disclosed adjusted financial measurements in this press announcement that present financial information that is not in accordance with generally accepted accounting principles ("GAAP"). These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the Company's on-going financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against other medical technology companies. Adjusted EBITDA* is earnings before financing expense, interest, taxes, depreciation, amortization, and share-based compensation. For a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, see accompanying table to this release. Adjusted financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider adjusted measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Revenue Breakdown
The Company distinguishes and reports revenue in two categories: (1) Wound Care and (2) Surgical, Sports Medicine and OEM applications. Revenue for the Company's Wound Care category comprises both the sheet and powdered form. The "Surgical, Sports Medicine and Original Equipment Manufacturer ("OEM") category includes primarily AmnioFix® sales for orthopedic, soft tissue repair, surgical, dental and ophthalmic uses. This category also includes grafts in both sheet and micronized form. In the second quarter of 2014, Wound Care represented 81% of revenue, and Surgical, Sports Medicine and OEM represented 19% of revenue.

The Company also provides a revenue breakdown in terms of customer type, distinguishing between government and commercial accounts. Government accounts include the Veterans Administration as well as the Department of Defense and Indian Health Services. Commercial sales include sales through distributors, OEM sales and direct sales to non-government accounts. For the quarter ended June 30, 2014, Commercial sales represented 65% and Government sales represented 35% of revenue.

Outlook for Third Quarter and Full Year 2014
The Company estimates third quarter of 2014 revenue to be in the range of $30 million to $32 million. MiMedx also expects to record an operating profit for the third quarter of 2014. The Company has increased its previously published guidance for full year 2014, and now expects revenue to be in the range of $110 million to $115 million for full year 2014.

Earnings Call
MiMedx management will host a live broadcast of its second quarter results conference call on Tuesday, July 29, 2014, beginning at 10:30 a.m. eastern time. A listen-only simulcast of the MiMedx Group conference call will be available on-line at the Company’s website at www.mimedx.com. A 30-day on-line replay will be available approximately one hour following the conclusion of the live broadcast. The replay can also be found on the Company’s website at www.mimedx.com.

About MiMedx
MiMedx® is an integrated developer, processor and marketer of patent protected regenerative biomaterial products and bioimplants processed from human amniotic membrane. “Innovations in Regenerative Biomaterials" is the framework behind our mission to give physicians products and tissues to help the body heal itself. Our biomaterial platform technologies include AmnioFix® and EpiFix®, our tissue technologies processed from human amniotic membrane that is derived from donated placentas. Through our donor program, mothers delivering full-term Caesarean section births can elect in advance of delivery to donate the placenta in lieu of having

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

it discarded as medical waste. We process the human amniotic membrane utilizing our proprietary PURION® Process, to produce a safe and effective implant. MiMedx® is the leading supplier of amniotic tissue, having supplied over 250,000 allografts to date for application in the Wound Care, Surgical, Sports Medicine, Ophthalmic and Dental sectors of healthcare.

Safe Harbor Statement
This press release includes statements that look forward in time or that express management’s beliefs, expectations or hopes. Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to the prospect of continued period-over-period revenue growth and improvements in profitability, the prospect of on-going successes in gaining reimbursement coverage from additional commercial health plans and state Medicaid programs, the ability to expand the Company’s direct sales force to 150 or more sales professionals by the end of the year, the prospect of filing and being granted at least two separate BLAs for certain indications for use of our micronized allografts, the outlook for third quarter and full year 2014 revenue and expectation that the Company will record an operating profit for the third quarter of 2014. These statements are based on current information and belief, and are not guarantees of future performance. Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include that revenue may not grow or may decline and the Company may not realize improved profitability due to increased competition, changes in reimbursement, unforeseen expenses or other factors, the Company may not succeed in gaining reimbursement coverage from additional commercial health plans and state Medicaid programs, the Company may not succeed in expanding its direct sales force to 150 or more sales professionals by the end of the year, that the Company’s initial and subsequent IND applications will not be granted, that the associated clinical trials will not be successful, that the Company will not apply for or be granted one or more BLAs, that the Company will not achieve its revenue goals for third quarter and full year 2014 or achieve an operating profit for the third quarter of 2014, and the risk factors detailed from time to time in the Company’s periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2013. By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company’s disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2014 (unaudited)	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$39,245,237	$44,077,751
Accounts receivable, net	20,499,578	16,092,836
Inventory, net	4,229,291	3,880,776
Prepaid expenses and other current assets	2,325,535	1,337,408
Total current assets	66,299,641	65,388,771
Property and equipment, net of accumulated depreciation	4,680,476	4,086,106
Goodwill	4,040,443	4,040,443
Intangible assets, net of accumulated amortization	11,004,073	11,178,573
Total assets	$86,024,633	$84,693,893
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,445,627	$2,490,531
Accrued compensation	6,154,401	5,588,811
Accrued expenses	1,137,508	1,405,974
Other current liabilities	175,247	122,551
Total current liabilities	9,912,783	9,607,867
Other Liabilities	1,623,171	1,517,956
Total liabilities	11,535,954	11,125,823
Commitments and contingencies (Note 12)	—	—
Stockholders' equity:
Preferred stock; $.001 par value; 5,000,000 shares authorized and 0 shares issued and outstanding	—	—
Common stock; $.001 par value; 130,000,000 shares authorized; 106,164,603 issued and 105,330,403 outstanding as of June 30, 2014 and 104,425,614 issued and 104,375,614 outstanding as of December 31,2013	106,165	104,426
Additional paid-in capital	154,078,653	147,284,219
Treasury stock (834,200 shares as of June 30, 2014 and 50,000 shares as of December 31,2013 at cost)	(4,588,333)	(25,000)
Accumulated deficit	(75,107,806)	(73,795,575)
Total stockholders' equity	74,488,679	73,568,070
Total liabilities and stockholders' equity	$86,024,633	$84,693,893

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net sales	$25,573,198	$13,514,743	$45,132,386	$25,071,235
Cost of sales	2,739,967	2,198,482	5,717,243	4,103,502
Gross margin	22,833,231	11,316,261	39,415,143	20,967,733

Operating expenses:
Research and development expenses	1,799,803	924,468	3,189,846	2,171,222
Selling, general and administrative expenses	21,193,232	10,868,372	37,044,785	19,237,384
Amortization of intangible assets	231,959	267,638	463,290	530,234

Operating income (loss)	(391,763)	(744,217)	(1,282,778)	(971,107)

Other income (expense), net
Amortization of debt discount	—	—	—	(1,328,439)
Interest expense, net	(8,429)	(13,172)	(29,453)	(27,976)

Income (loss) before income tax provision	(400,192)	(757,389)	(1,312,231)	(2,327,522)
Income tax provision	10,033	—	—	(50,275)

Net Income (loss)	$(390,159)	$(757,389)	$(1,312,231)	$(2,377,797)

Net income (loss) per common share - basic and diluted	$—	$(0.01)	$(0.01)	$(0.03)

Weighted average shares outstanding - basic and diluted	105,757,178	95,988,100	105,552,330	94,599,406

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Cash flows from operating activities:
Net income (loss)	$(390,159)	$(757,389)	$(1,312,231)	$(2,377,797)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	287,850	139,183	550,981	237,934
Amortization of intangible assets	231,959	267,638	463,290	530,234
Amortization of debt discount and deferred financing costs	—	—	—	1,328,439
Share-based compensation	2,766,352	1,502,447	5,138,716	2,487,239
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(1,533,035)	(1,940,371)	(4,406,742)	(4,108,313)
Inventory	(590,197)	(263,945)	(348,515)	(1,197,500)
Prepaid expenses and other current assets	(46,539)	(165,531)	(988,127)	(721,223)
Other assets	—	319,545	—	70,000
Accounts payable	(173,126)	781,004	(44,904)	586,027
Accrued compensation	740,806	(544,060)	565,590	221,472
Accrued expenses	(231,540)	(151,569)	(268,466)	85,219
Accrued interest	—	—	—	(41,641)
Other liabilities	116,849	57,686	218,657	46,362
Net cash flows from operating activities	1,179,220	(755,362)	(431,751)	(2,853,548)

Cash flows from investing activities:
Purchases of equipment	(679,583)	(979,396)	(1,145,351)	(1,052,930)
Patent application costs	(120,844)	(342,695)	(288,790)	(342,695)
Net cash flows from investing activities	(800,427)	(1,322,091)	(1,434,141)	(1,395,625)

Cash flows from financing activities:
Proceeds from exercise of warrants	—	243,000	774,750	1,167,624
Proceeds from exercise of stock options	437,635	310,310	882,707	542,841
Stock repurchase	(4,563,333)	—	(4,563,333)	—
Principal payments of equipment leases	(27,417)	(7,381)	(60,746)	(22,194)
Net cash flows from financing activities	(4,153,115)	545,929	(2,966,622)	1,688,271

Net change in cash	(3,774,322)	(1,531,524)	(4,832,514)	(2,560,902)

Cash and cash equivalents, beginning of period	43,019,559	5,725,107	44,077,751	6,754,485
Cash and cash equivalents, end of period	$39,245,237	$4,193,583	$39,245,237	$4,193,583

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

MiMedx Group, Inc. and Subsidiaries
Non-GAAP Financial Measures and Reconciliation

As used herein, “GAAP”, refers to generally accepted accounting principles in the United States.  We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered “Non-GAAP financial measures” under Regulation G.  We have provided below for your reference, supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Reconciliation of Net Loss to “Adjusted EBITDA” defined as Earnings before Financing expense, Interest, Taxes, Depreciation, Amortization, and Share - Based Compensation:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net Loss (Per GAAP)	$(390,159)	$(757,389)	$(1,312,231)	$(2,377,797)

Add back:
Income Taxes	(10,033)	—	—	50,275
Financing expense associated with beneficial conversion of Senior Secured Promissory Notes	—	—	—	1,328,439
Other interest expense, net	8,429	13,172	29,453	27,976
Depreciation Expense and loss on fixed asset disposal	287,850	139,184	550,981	237,934
Amortization Expense	231,959	267,638	463,290	530,234
Share - Based Compensation	2,766,352	1,502,447	5,138,716	2,487,239
Adjusted EBITDA	$2,894,398	$1,165,052	$4,870,209	$2,284,300

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com